HS RESOURCES, INC.
                    1999 NON-COMPENSATORY STOCK PURCHASE PLAN


                                    ARTICLE I
                                     PURPOSE

           The purpose of the Plan is to provide Participants, as defined herein, of HS Resources, Inc. (the "Company") with an opportunity to purchase Common Stock of the Company in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934. Each Participant will be entitled to purchase shares of Common Stock in amounts subsequently determined by the Committee (as defined below) at the closing price of the Common Stock at fair market value at the time the Participant elects to purchase such stock.

                                   ARTICLE II
                                   DEFINITIONS

           The following terms, when capitalized, shall have the meanings specified below unless the context clearly indicates to the contrary.


           2.1     "Board" shall mean the Board of Directors of the Company.


           2.2 "Committee" or "Stock Purchase Plan Committee" shall mean the Compensation Committee as defined in Article III, the members of which shall be non-employee directors within the meaning of Paragraph (b) (3) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


           2.3     "Committee Member" shall mean any member of the Committee.


           2.4 "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.


           2.5 "Company" shall mean HS Resources, Inc., a Delaware corporation.


           2.6 "Effective Date" shall mean the date the Plan is declared operative by the Board.

           2.7 "Participant" shall mean those persons who are officers of the Company determined to be eligible from time to time in the sole discretion of the Committee.

           2.8     "Plan" shall mean the HS Resources, Inc. 1999
Non-Compensatory Stock Purchase Plan.

           2.9 "Plan Year" shall mean each successive twelve-month period commencing on the Effective Date.


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           The masculine gender, whenever used in this Plan, includes the feminine, the singular includes the plural and the plural includes the singular unless the context otherwise requires.

                                   ARTICLE III
                             ADMINISTRATION OF PLAN

           3.1 COMMITTEE. The Plan shall be administered by the Committee. The Committee shall consist of not fewer than two members of the Board to be appointed by the Board. The Board may from time to time remove members or add members to the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. Any power, authority, or decision-making granted to the Committee under this Plan may also be exercised by the Board. The Committee shall hold meetings at such times and places as it shall determine. Two members of the Committee shall constitute a quorum and acts of the Committee at a meeting at which a quorum is present, or acts approved in writing by all the members of the Committee shall be the valid acts of the Committee.

           3.2. PARTICIPANTS. The Committee may from time to time in its sole discretion determine which officers of the Company shall be allowed to purchase Common Stock and the amount that may be purchased by any such officer. The Committee shall report to the Board all such determinations.

           3.3 RULES AND REGULATIONS. The Committee is authorized to establish such rules and regulations consistent with provisions of the Plan as it may deem appropriate for the proper administration of the Plan, and to make such interpretations of and determinations under the Plan, and to take such steps in connection with the Plan as it may deem necessary or advisable. No member of the Committee shall be liable for any action or determination made in good faith, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation. The determination, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and on all persons.

                                   ARTICLE IV
                                     SHARES

           There shall be 500,000 shares of Common Stock reserved under the Plan, subject to adjustment in accordance with Article IX hereof. The shares of Common Stock subject to the Plan shall be shares of authorized but unissued Common Stock or, at the Committee's discretion, shares of Common Stock held in Treasury.

                                    ARTICLE V
                       PURCHASE OF AND PAYMENT FOR SHARES

           Upon application by any officer of the Company or on the motion of the Committee, the Committee may determine from time to time whether an officer is a Participant under this Plan and the number of shares of Common Stock that the Participant may acquire under this Plan. Any allocation to a Participant shall expire as to any shares not purchased at the end of a Plan year, or


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earlier as specified by the Committee. The Committee may at any time in its sole discretion add or eliminate Participants under the Plan. Any Participant may purchase all or any portion of the shares of Common Stock authorized to be issued to him or her by giving a written notice to the Chief Financial Officer and the Secretary of the Company prior to the expiration of the allocation that specifies the whole number of shares being purchased. Such notice shall constitute the binding agreement of the Participant to purchase the number of shares stated in the notice. The purchase price for such shares shall be the closing price per share of Common Stock on the New York Stock Exchange on the trading day of the notice, or the last trading day prior to the notice if it is not given on a trading day, multiplied by the number of shares specified in the notice. The Participant shall pay for the shares of Common Stock at the time the shares are issued to him or her. The Company may, in the discretion of the appropriate officers of the Company, facilitate the transmittal of certificates or electronic evidence thereof to a broker-dealer on behalf of the Participant (or his or her permitted transferee) upon appropriate assurance of prompt payment. Additionally, the Committee may in its sole discretion authorize the Company to accept a full recourse promissory note from the Participant for all or a portion of the purchase price of such shares provided that such note carries a market rate of interest and such other terms and conditions as the Committee determines are reasonable and non-compensatory.

                                   ARTICLE VI
                     ISSUANCE OF SHARES; STOCK CERTIFICATES;
                 DWAC TRANSACTIONS; EXEMPTION FROM SECTION 16(B)

           6.1 DATE OF ISSUANCE. The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold on the date of the notice given pursuant to Article V. Prior to that time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares.

           6.2 CERTIFICATES OR DWAC TRANSACTIONS. As soon as practicable after any purchase of shares of Common Stock by a Participant, a certificate representing the Common Stock purchased pursuant to the Plan will be issued in the name of the Participant or his or her permitted transferee, or at the request of the Participant, evidence of such shares shall be transmitted by the DWAC system to the Participant's (or his or her permitted transferee's) designated broker-dealer account. With respect to shares of Common Stock purchased by a Participant, the Participant shall be entitled to vote or to consent as a stockholder to any action with respect to which other stockholders of the Company are entitled to vote or give consent. Unless the shares of Common Stock have been registered under the Securities Act of 1933, as amended, such shares will be restricted and will bear a legend evidencing such restrictions.

           6.3 EXEMPTION. It is intended that every issuance of shares pursuant to this Plan be exempt from Section 16b of the Exchange Act and to comply with the applicable provisions of Rule 16b-3 or its successors under the Exchange Act, and any approval of such issuance by the Committee or the Board shall be deemed to incorporate the provisions of this Plan, including this
Section 6.3. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.


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                                   ARTICLE VII
                            TERMINATION OF EMPLOYMENT

           In the event of termination of the employment relationship between a Participant and the Company, for any reason, including death or permanent disability, the Plan shall terminate automatically as to the shares of Common Stock that remain unpurchased five (5) days following the date the employment relationship was terminated.

                                  ARTICLE VIII
                               RIGHTS TRANSFERABLE

           The right of any Participant to purchase shares of Common Stock under the Plan may be assigned by such Participant to members of his immediate family, a trust or other legal entity of which the Participant or a member of his immediate family is a trustee, a beneficiary or a beneficial owner. Transfers to any other person or entity are prohibited unless approved by the Committee.

                                   ARTICLE IX
                RECAPITALIZATION; EFFECT OF CERTAIN TRANSACTIONS

           The aggregate number of shares of Common Stock reserved for purchase under the Plan as provided in Article IV hereof shall be appropriately adjusted by the Board to reflect a stock dividend, stock split-up, share combination, exchange of shares, recapitalization, merger, consolidation, liquidation or other similar changes or transactions by the Company.

                                    ARTICLE X
                      TERMINATION AND AMENDMENT OF THE PLAN

           The Plan shall continue in effect for ten years from the Effective Date, unless terminated prior thereto by the Board. The Board shall have the right to modify, amend or terminate the Plan at any time. Upon the expiration or termination of the Plan pursuant to this Article, the right of any Participant to purchase authorized, but unpurchased shares of Common Stock for the Plan Year in which such expiration or termination occurs, shall cease and terminate automatically.

                                   ARTICLE XI
                          INDEMNIFICATION OF COMMITTEE

           In addition to such other rights of indemnification as they may have as directors or officers of the Company, past and current Committee Members shall be indemnified by the Company against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjusted in such action, suit or proceeding that such Committee Member is liable for willful misconduct in the performance of his duties.


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                                   ARTICLE XII
                               REGULATORY MATTERS

           12.1 SECURITIES REGULATIONS. The purchase of shares of Common Stock by Participants pursuant to the Plan, the issuance of Common Stock to the Participants pursuant to the Plan and the transfer of shares of Common Stock by Participants acquired pursuant to the Plan shall be subject to compliance with the requirements of the Securities Act of 1933, as amended, the Exchange Act, as amended, and the rules and regulations thereunder, the requirements of any stock exchange upon which the shares of Common Stock may then be listed.

           12.2 NYSE LIMITATIONS. The issuance of Common Stock under this Plan shall comply with Rule 312.03(a)(4) or any successor rule of the New York Stock Exchange for issuance of such shares without shareholder approval. The Rule prohibits the issuance of shares under this Plan (or any similar plan or Company issuance of shares not approved by shareholders) to any one Participant (or certain persons related to that Participant) in excess of either one percent of the number of shares of Common Stock or one percent of the voting power outstanding prior to issuance.

                                  ARTICLE XIII
                                  MISCELLANEOUS

           13.1 NO EFFECT ON OTHER BENEFITS. The receipt of benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving or the Company from granting any such benefits.

           13.2 NO EMPLOYMENT RIGHT. The grant of any benefit to any Participant under this Plan shall not give such Participant any right to be retained in the employ or service of the Company, and the right and power of the Company to discharge any such person shall not be affected by such grant.

           13.3 NO RIGHTS TO UNGRANTED BENEFITS. No person shall have any right or claim whatever, directly, indirectly, or by implication, to receive a benefit, nor any expectancy thereof, unless and until the same shall have been granted to such person by the Committee as provided herein. The grant of a benefit shall not create any right or implication that any other or further benefit may or shall be granted at another time. Each benefit hereunder shall be separate and distinct from every other grant of a benefit, and shall not be considered part of any continuing series of such grants. Grants may be made inconsistently or not at all among eligible Participants.

                                   ARTICLE XIV
                                  CONSTRUCTION

           This Plan shall be construed and enforced in accordance with the laws of the State of Delaware.


                                  [End of Plan]


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